GOLD RESOURCE CORPORATION


Gold Resource Corporation (USA)
Gold Resource Canada Corporation (Canada)
Don David Gold Mexico (Mexico)
Gold Resource Holding Corporation (USA)
Gold Resource Acquisition Subsidiary (USA)
Aquila Resources Inc. (Canada)
Aquila Michigan Inc. (USA)
Aquila Resources Corp. (Canada)
Aquila Resources USA Inc. (USA)
51%
49%
Back Forty Joint Venture LLC (USA)